Exhibit 99.1

ALLIANCE DATA SIGNS NEW MULTIYEAR AGREEMENTS TO PROVIDE PRIVATE LABEL CREDIT SERVICES FOR DENTAL OFFICE LOCATIONS

Alliance Data Retail Services, an Alliance Data company (NYSE: ADS), has agreed to provide a dental services-related, marketing-driven private label credit program to be branded Dental First Financing.  To date, professional corporations representing 114 dental office locations in 7 states have signed multiyear agreements with Alliance Data to participate in the program.

Each location offers a full range of dental services from preventive care and general dentistry to restorative procedures under the Aspen Dental trade name.

Through this new Dental First Financing credit program, Alliance Data will provide full account service and benefits such as extended payment plans with deferred interest and attractive rates, no annual fee, online account management, award-winning customer care, and customized marketing communications designed to engender patient loyalty.

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